UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	April 14, 2020

AIFARM, LTD.

  (Exact Name of Registrant as Specified in Charter)

Nevada

  (State or Other Jurisdiction of Incorporation)

001-37630	47-3444723
(Commission File Number)	(IRS Employer Identification No.)

Unit 503, 5/F, Silvercord Tower 2, 30 Canton Road, TST, Kowloon, Hong Kong	N/A
(Address of Principal Executive Offices)	(Zip Code)

(852) 91235575

  (Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

AIFarm, Ltd. (the “Company”) is filing this Current Report on Form 8-K in compliance with and in reliance upon the SEC Order issued pursuant to Section 36 of the Securities Exchange Act of 1934, as amended, granting Exemptions from Specified Provisions of the Exchange Act and Certain Rules thereunder (SEC Release No. 34-88465 on March 25, 2020) (the “Relief Order”). Set forth below are the reasons for the delays in the completion of the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “Annual Report”), estimated filing dates of the Annual Report, and new CODID-19 related risk disclosure.

The Company previously announced that it expected to file its Annual Report within the extension period afforded by SEC Rule 12b-25. As a result of the increasing challenges associated with the COVID-19 outbreak, the Company does not expect to file the Annual Report until after such extension period. The Company filed this Current Report on Form 8-K today to outline its reliance on the relief from the original filing deadline provided by the SEC, and the Annual Report filing extension permitted thereunder. The extension of time is necessary due to unanticipated delays being experienced by the Company and its auditors in completing the field work associated with the audit of the Company’s financial statements and the Company’s completing its Annual Report. Particularly, given that the auditor personnel has been and continues to work remotely, and therefore has been unable to visit various field locations to perform the work necessary to complete the audit. Considering the lack of time for the compilation, attesting and review of the information required to be presented and the importance of markets and investors receiving materially accurate information in the Annual Report, as of the date of this filing, the Company expects to file the Annual Report no later than May 14, 2020.

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIFARM, LTD

Date: April 14, 2020	By:	/s/ Yuen May Cheung
Yuen May Cheung
Chief Executive Officer

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